Exhibit 3.48

FIRST AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

QUICKSILVER GAS SERVICES OPERATING GP LLC

A Delaware Limited Liability Company

This First Amended and Restated Limited Liability Company Agreement (this “Agreement”) of QUICKSILVER GAS SERVICES OPERATING GP LLC (the “Company”), dated as of August 10, 2007, is entered into by Quicksilver Gas Services Operating LLC, a Delaware limited liability company (the “Member”) and Quicksilver Gas Services Holdings LLC, a Delaware limited liability company (the “Withdrawing Member”), and amends and restates in its entirety the Limited Liability Company Agreement entered into by the Withdrawing Member as of January 31, 2007.

RECITALS

A. The Company was formed on January 31, 2007 by the filing of the Certificate of Formation (the “Certificate”) with the Secretary of State of the State of Delaware.

B. The Company’s first limited liability company agreement (the “Existing Agreement”) was executed as of January 31, 2007 by the Withdrawing Member.

C. The Withdrawing Member and the Member have entered into the Contribution, Conveyance and Assumption Agreement dated as of the date hereof, pursuant to which the Withdrawing Member’s interest in the Company has been contributed to the Member.

D. As of the date first set forth above, the Existing Agreement is hereby amended and restated in its entirety as follows:

1. Formation. The Company has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act, as amended from time to time (the “Delaware LLC Act”). The Certificate was filed on January 31, 2007 with the Secretary of State of the State of Delaware.

2. Name. The name of the Company is, and the business of the Company shall be conducted under the name of, “Quicksilver Gas Services Operating GP LLC.”

3. Term. The Company commenced its existence on the effective date of the filing of the Certificate. The Company shall continue until terminated pursuant to Section 12.

4. Registered Office. The registered office of the Company required by the Delaware LLC Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate, or such other place as the Member may designate in the manner provided by law. The registered agent for service of process at such address shall be the initial registered agent named in the Certificate, or such other person as the Member may designate in the manner provided by law.

5. Purposes. The purposes of the Company are to carry on any lawful business, purpose, or activity for which limited liability companies may be formed under the Delaware LLC Act.

6. Sole Member. Quicksilver Gas Services Operating LLC shall be the sole member of the Company.

7. Contributions. Without creating any rights in favor of any third party, the Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so. The percentage interests (“Percentage Interests”) of the Member in the Company shall be 100%.

8. Distributions. The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company and (b) to enjoy all other rights, benefits, and interests in the Company.

9. Management. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed by and through the Member. The Member shall possess all rights and powers which are possessed by managers under the Delaware LLC Act and otherwise by law, including the appointment of one or more officers with such power and authority as the Member may designate.

10. Indemnification.

a.	Neither the Member nor any officer of the Company (each individually an “Indemnified Party” and collectively, the “Indemnified Parties”) shall be liable to the Company for any act or omission based upon errors of judgment or other fault in connection with the business or affairs of the Company if such Indemnified Party’s conduct shall not have constituted gross negligence or willful misconduct.

b.

To the fullest extent permitted by law, each Indemnified Party shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, settlements and other amounts (collectively, the “Losses”) arising from any and all claims (including attorneys’ fees and expenses, as such fees and expenses are incurred), demands, actions, suits or proceedings (civil, criminal, administrative or investigative), in which such Indemnified Party may be involved, as a party or otherwise, by reason of the management of the affairs of the Company, whether or not such Indemnified Party continued to be an officer or Member, as the case may be, or involved in management of the affairs of the Company at the time any such liability or expense is paid or incurred; provided that the Indemnified Party shall not be entitled to the foregoing indemnification if a court of competent jurisdiction shall have determined that such Losses resulted primarily from the gross negligence or willful misconduct of the Indemnified Party. The termination of a proceeding by judgment, order, settlement or conviction under a plea of nolo contendere, or its equivalent, shall not, of itself, create any presumption that such Losses resulted primarily from the gross negligence or willful misconduct of the Indemnified Party or that the conduct giving rise to such liability was not in the best interest of the Company. The Company shall also indemnify the Indemnified Party if the Indemnified Party is or was a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the Company to procure a judgment in its favor by reason of the fact that the Indemnified Party is or was an agent of the Company, or any affiliate of the Company at the request of the Company, against any Losses incurred by the Indemnified Party in connection with the defense or settlement of such action; provided that the Indemnified Party shall not be entitled to the foregoing indemnification if a court of competent jurisdiction shall have determined that any such Losses resulted from the gross negligence or willful misconduct of the Indemnified Party. The Company may advance the Indemnified Party any expenses (including, without limitation, attorneys’ fees and expenses) incurred as a result of any demand, action, suit or proceeding referred to in this paragraph (b) provided that (i) the legal action relates to the performance of duties or services by the Indemnified Party on behalf of the Company or any affiliate of the Company at the request of the Company; and (ii) the Indemnified Party provides a written undertaking to repay to the Company the amounts of such advances in the event that the Indemnified Party is determined to be not entitled to indemnification hereunder.

c.	The indemnification provided pursuant to this Section 10 shall not be deemed to be exclusive of any other rights to which the Indemnified Party may be entitled under any agreement, as a matter of law, in equity or otherwise, and shall inure to the benefit of the successors, assigns and administrators of the Indemnified Parties.

d.	Any indemnification pursuant to this Section 10 shall be payable only from the assets of the Company.

11. Limitation of Liability. The Member shall not be personally liable for any debts, liabilities or obligations of the Company, except for (i) such Member’s liability to make the capital contributions required in this Agreement, and (ii) the amount of any distributions made to such Member that must be returned to the Company pursuant to the terms hereof or the Delaware LLC Act. No officer, by reason of his or her acting as an officer of the Company, shall be obligated personally for any debts, obligations or liabilities of the Company.

12. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect. No other event (including, without limitation, an event described in Section 18-801(a)(4) or (5) of the Delaware LLC Act) will cause the Company to dissolve.

13. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

14. Subject to All Laws. The provisions of this Agreement shall be subject to all valid and applicable laws, including, without limitation, the Delaware LLC Act, as now or hereafter amended, and in the event that any of the provisions of this Agreement are found to be inconsistent with or contrary to any such valid laws, the latter shall be deemed to control and this Agreement shall be deemed modified accordingly, and, as so modified, to continue in full force and effect.

15. Amendment. This Agreement shall not be amended or modified except by an instrument in writing signed by or on behalf of the Member.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned, being the sole member of the Company, has caused this Agreement to be duly executed as of the day and year first above written.

Member:

QUICKSILVER GAS SERVICES OPERATING LLC, a Delaware limited liability company

Philip Cook
Senior Vice President - Chief Financial Officer

Withdrawing Member:

QUICKSILVER GAS SERVICES HOLDINGS LLC, a Delaware limited liability company

Philip Cook
Senior Vice President - Chief Financial Officer